Exhibit 99.1

EARTHLINK ANNOUNCES SKY DAYTON TO RETIRE
FROM BOARD OF DIRECTORS IN OCTOBER 2008

ATLANTA, August 1, 2008 - EarthLink, Inc. (NASDAQ: ELNK) today announced that Sky Dayton will retire from its Board of Directors at its scheduled October 22nd board meeting. Mr. Dayton is EarthLink's founder and served on the Board of Directors of EarthLink (and its predecessor EarthLink Network) since 1994.

Rolla P. Huff, Chief Executive Officer, President and Chairman of the Board of Directors commented, "At the age of 23, Sky saw the emerging power of the Internet, and with EarthLink he made it accessible to millions of people. This company will continue that mission."

Added Dayton, "After 14 years, I believe it is the right time for me to return full-time to my entrepreneurial roots. I am very confident that Rolla and the rest of the management team now have EarthLink on the right track to create shareholder value. It's been a privilege to work with so many outstanding people at EarthLink who continue to be dedicated to providing amazing service to our loyal customers."

About EarthLink

"EarthLink. We revolve around you™." As the nation's next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it's dial-up, high-speed, voice, web hosting, wireless or "EarthLink Extras" like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink's Web site at www.EarthLink.net.